EXHIBIT 99.3

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The financial and business analysis below provides information which the Company believes is relevant to an assessment and understanding of its consolidated financial position, results of operations and cash flows. This financial and business analysis should be read in conjunction with the Consolidated Financial Statements and related notes. All references to “Notes” in this Item 7 refer to the Notes to Consolidated Financial Statements included in Item 8 of this Annual Report.
The following discussion and certain other sections of this Annual Report on Form 10-K contain statements reflecting the Company’s views about its future performance that constitute “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry and markets in which the Company operates as well as management’s beliefs and assumptions. Any statements contained herein (including without limitation statements to the effect that Stanley Black & Decker, Inc. or its management “believes”, “expects”, “anticipates”, “plans” and similar expressions) that are not statements of historical fact should be considered forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. There are a number of important factors that could cause actual results to differ materially from those indicated by such forward-looking statements. These factors include, without limitation, those set forth, or incorporated by reference, below under the heading “Cautionary Statements”. The Company does not intend to update publicly any forward-looking statements whether as a result of new information, future events or otherwise.
Strategic Objectives
The Company has maintained a consistent strategic framework over time:

•	Maintaining portfolio transition momentum by continuing diversification toward higher growth, higher profit businesses, and increasing relative weighting of emerging markets;

•	Being selective and operating in markets where brand is meaningful, the value proposition is definable and sustainable through innovation and global cost leadership is achievable;

•
Pursuing acquisitive growth on multiple fronts through opportunistically consolidating the tool industry, building on existing growth platforms such as engineered fastening and infrastructure, and opportunistically adding to security when the conditions are right;

•	Accelerating progress via the Stanley Fulfillment System.
In 2012, the Company intensified its focus on organic growth in order to achieve its long-term objective of 4-6% organic growth. Stanley's strategy involves industry, geographic and customer diversification, in order to pursue sustainable revenue, earnings and cash flow growth.
Two aspects of the Company’s vision are to be a consolidator within the tool industry and to increase its presence in emerging markets, with a goal of ultimately generating greater than 20% of annual revenues from emerging markets. These objectives have been significantly enhanced by the Black & Decker merger, which along with the impact from the Company’s diversification strategy has driven continued improvements in financial performance. Sales outside the U.S. represented 51% of total net sales in 2014, up from 29% in 2002. As further illustration of the Company's diversification strategy, 2014 sales to U.S. and international home centers and mass merchants were approximately 23%, including nearly 16% in sales to the Company’s two largest customers, which is down from 31% in 2010, including 20% in sales to the Company's two largest customers. As operations in the various growth platforms within the Industrial and Security segments continue to expand in future years, the proportion of sales to these valued U.S. and international home centers and mass merchants is expected to continue to decrease although they will remain important and highly valued customers.
Execution of the above strategy has resulted in approximately $6.2 billion of acquisitions since 2002 (aside from the Black & Decker merger), several divestitures (including the sale of HHI in December 2012), increased brand investment, improved efficiency in the supply chain and manufacturing operation, and enhanced investments in organic growth, enabled by cash flow generation and increased debt capacity. Over the last decade, the Company has returned approximately 50% of normalized free cash flow to its shareowners.

The Company’s long-term financial objectives are:

•	4-6% organic revenue growth; 10-12% total revenue growth;

•	Double-digit earnings per share growth;

•	Free cash flow greater than or equal to net income;

•	Cash flow return on investment (CFROI) of 12-15%;

•	Continued dividend growth; and

•	Strong investment grade credit rating.
The Company’s long-term capital allocation objectives pertaining to the deployment of free cash flow, defined as operating cash flow less capital expenditures, are:

•	Invest approximately 50% in acquisitions; and

•	Return approximately 50% to shareowners, as the Company remains committed to continued dividend growth and opportunistic share buybacks.
As mentioned previously, the Company has intensified its focus on increasing organic growth, concentrated in five major areas during the next few years: (1) increase presence in emerging markets in the Power Tools, Hand Tools and Commercial Hardware mid-price point categories, (2) create a "smart" tools and storage market using radio frequency identification ("RFID") and real-time locating system ("RTLS") technology, (3) utilize technology to create differentiated solutions to satisfy vertical market demand for the electronic security business (focus on Banking, Retail, Healthcare & Education), (4) expand offshore oil and gas pipeline service revenue in the Company's Oil & Gas business, and (5) continue to identify and realize revenue synergies associated with several acquisitions and the Black & Decker Merger.
In terms of capital allocation, the Company plans to return a significant amount of capital to shareholders by continuing its pause in strategic merger and acquisition activity (possibly commencing small bolt on acquisitions in the latter half of 2015), continued dividend growth, and reducing its basic share count by the share equivalent of up to $1 billion worth of shares by the end of 2015.  The Company expects the impact of its share repurchase activities to include the efficient use of equity derivatives to reduce and manage the timing of the capital requirements of this program which could result in cash settlement through 2017.
The following represents recent examples of executing on the Company's strategic objectives:
2013 Acquisitions
In May 2013, the Company purchased a 60% controlling share in Jiangsu Guoqiang Tools Co., Ltd. ("GQ") for a total purchase price of $48.5 million, net of cash acquired. GQ is a manufacturer and seller of power tools, armatures and stators in both domestic and foreign markets. The acquisition of GQ complements the Company's existing power tools product offerings and further diversifies the Company's operations and international presence. This acquisition will allow the Company to accelerate its emerging market mid-price point product strategy. GQ is headquartered in Qidong, China and has been consolidated into the Company's Tools & Storage segment.
In February 2013, the Company acquired a 100% ownership interest in Infastech for a total purchase price of $826.4 million, net of cash acquired. Infastech designs, manufactures and distributes highly-engineered fastening technologies and applications for a diverse blue-chip customer base in the industrial, electronics, automotive, construction and aerospace end markets. The acquisition of Infastech adds to the Company's strong positioning in specialty engineered fastening, an industry with solid growth prospects, and further expands the Company's global footprint with its strong concentration in fast-growing emerging markets. Infastech is headquartered in Hong Kong and has been consolidated into the Company's Industrial segment.
2012 Acquisitions
In August 2012, the Company acquired an 89% controlling share of Tong Lung Metal Industry ("Tong Lung") for $102.8 million, net of cash acquired, and assumed $20.0 million of short-term debt. The remaining outstanding shares of Tong Lung were purchased in January 2013 for approximately $12.0 million. Tong Lung manufactures and sells commercial and residential locksets. The residential portion of the business was part of the December 2012 sale of HHI and closed in April 2013, as discussed below. The commercial portion of Tong Lung was retained by the Company and is included within the Security segment and enhances the manufacturing footprint of the Company's mechanical lock business.
In June 2012, the Company acquired AeroScout for $238.8 million, net of cash acquired. AeroScout is the market leader in Real-Time Location Systems ("RTLS") for healthcare and certain industrial markets and has been integrated into the Security and Industrial segments. This acquisition will be integral in enhancing the Company's technology offerings to many customers.
In May 2012, the Company acquired Powers Fasteners ("Powers") for $220.5 million, net of cash acquired. Powers is a distributor of several complementary product groups, including mechanical anchors, adhesive anchoring systems and powered forced-entry systems, mainly for commercial construction end customers. Powers has been integrated into the Tools & Storage segment.
In January 2012, the Company acquired Lista North America ("Lista") for $89.7 million, net of cash acquired. Lista’s storage and workbench solutions complement the Company's tool, storage, radio frequency identification (“RFID”)-enabled systems, and specialty supply product and service offerings. Lista has been integrated into the Company’s Tools & Storage segment.
HHI and Tong Lung Residential Divestiture
In December 2012, the Company sold HHI to Spectrum for approximately $1.4 billion in cash. HHI is a provider of residential locksets, residential builders hardware and plumbing products marketed under the Kwikset, Weiser, Baldwin, Stanley, National and Pfister brands. The majority of the HHI business was part of the Company's Security segment, while the remainder was part of the Company's Tools & Storage segment. The divestiture of the HHI business is part of the continued diversification of the Company's revenue streams and geographic footprint consistent with the Company's strategic framework.
The purchase and sale agreement stipulated that the sale occur in a First and Second Closing, for approximately $1.3 billion and approximately $94 million, respectively. The First Closing, which excluded the residential portion of the Tong Lung business, occurred on December 17, 2012. The Second Closing, relating to the residential portion of the Tong Lung business, occurred on April 8, 2013. The operating results of HHI, as well as the residential portion of Tong Lung, have been reported as discontinued operations in the Consolidated Financial Statements.

During 2013, the Company completed the 2012 income tax return filings which included the final calculations of the tax gain on HHI sale which took place in 2012. As a result of these tax return filings, the Company recorded an income tax benefit of approximately $19.1 million within discontinued operations related to finalization of the taxable gain on the HHI sale. Changes to the original tax gain were driven primarily by the determination of the final purchase price allocation and the finalization of the U.S. tax basis calculation, both of which were finalized during 2013.
The net proceeds from this divestiture were used to repurchase $850 million of the Company's common stock and for debt reduction, to ensure the Company's leverage ratios remain in its target range.

Refer to Note E, Acquisitions, and Note T, Discontinued Operations, for further discussion of the Company's acquisitions and divestitures.
Driving Further Profitable Growth Within Existing Platforms
While diversifying the business portfolio through expansion in the Company’s specified growth platforms is important, management recognizes that the branded tool and storage product offerings in the Tools & Storage segment are important foundations of the Company that continue to provide strong cash flow and growth prospects. Management is committed to growing these businesses through innovative product development, as evidenced by Tools & Storage's success with leveraging brushless motor technology on DEWALT cordless application, BLACK+DECKER AutoSense Drill Driver and STANLEY TLM99 Laser Distance Measurer, which works in conjunction with the STANLEY Floor Plan smartphone app.  Brand support, continued investment in emerging markets and a sharp focus on global cost-competitiveness are all expected to foster vitality over the long term. The Company’s IAR business within the Tools & Storage segment continues to reap benefits from its vertical integration of hand and power tools used for industrial and automotive repair purposes as well as advanced industrial storage solutions.
Furthermore, the CDIY and IAR businesses have benefited greatly from the Company's powerful family of brands, global scale and breadth of products across power and hand tools, storage and accessories. These businesses have also recently begun to realize benefits from the Company's diverse channel access across the spectrum of construction, DIY, industrial and automotive repair markets. As noted above, management believes that these businesses represent important foundations of the Company that will continue to provide strong cash flow and future growth. As a result, the Company made the decision in the first quarter of 2015 to combine the complementary elements of the CDIY and IAR businesses into one Tools and Storage business with revenues totaling approximately $7 billion. The combination of these two businesses is consistent with the Company's strategy to continue to gain market share and consolidate the tool industry. This combination resulted in a change to the composition of the Company's reportable segments.

Continuing to Invest in the Stanley Black & Decker Brands
The Company has a strong portfolio of brands associated with high-quality products including STANLEY®, BLACK+DECKER®, DEWALT®, Porter-Cable®, Bostitch®, Proto®, MAC®, Facom®, AeroScout®, Powers®, LISTA®, SIDCHROME®, Vidmar®, SONITROL®, and GQ®. The STANLEY®, BLACK+DECKER® and DEWALT® brands are recognized as three of the world's great brands and are amongst the Company's most valuable assets. Sustained brand support has yielded a steady improvement across the spectrum of brand awareness measures, most notably in unaided Stanley hand tool brand awareness. During 2014, the STANLEY® and DEWALT® brands had prominent signage at nine major league baseball stadiums and 30% of all Major League Baseball games. The Company has also maintained long-standing NASCAR and NHRA racing sponsorships, which provided brand exposure in over 62 race weekends in 2014. The Company has continued its ten-year alliance agreement with the Walt Disney World Resort® whereby STANLEY® logos are displayed on construction walls throughout the theme parks and STANLEY®, MAC®, Proto®, and Vidmar® brand logos and/or products are featured in various attractions where they are seen by approximately 45 million visitors each year. Additionally, Stanley is “The Official Tool Provider of the Walt Disney World Resort®.” In 2009, the Company also began advertising in the English Premier League, which is the number one soccer league in the world, watched weekly by 650 million people. From the beginning of 2012 through the end of 2014, the Company advertised in approximately 500 televised events. Starting in 2014, the Company became a sponsor of the world’s most popular football club, FC Barcelona, including player image rights, hospitality assets and stadium signage. The Company advertises in 53 televised Professional Bull Riders events in the US and Brazil, as well as the The Built Ford Tough Series, which is broadcast in 129 territories and to more than 400 million households globally. The Company also sponsors three professional bull riders, winning three of the last four world championships. Additionally, the Company sponsors a team and two riders in Moto GP, the world's premiere motorcycle racing series, and has entered a partnership with the Chinese Basketball Association (CBA). The Company will continue to allocate its brand and advertising spend wisely and it currently generates more than 230 billion brand impressions annually.
The Stanley Fulfillment System (SFS)
SFS employs continuous improvement techniques to streamline operations (front end & back office) and drive efficiency throughout the supply chain. SFS has five primary elements that work in concert: sales and operations planning (“S&OP”), operational lean, complexity reduction, global supply management, and order-to-cash excellence. S&OP is a dynamic and continuous unified process that links and balances supply and demand in a manner that produces world-class fill rates while minimizing DSI (Days Sales of Inventory). Operational lean is the systemic application of lean principles in progressive steps throughout the enterprise to optimize flow toward a pre-defined end state by eliminating waste, increasing efficiency and driving value. Complexity reduction is a focused and overt effort to eradicate costly and unnecessary complexity from the Company's products, supply chain and back room process and organizations. Complexity reduction enables all other SFS elements and, when successfully deployed, results in world-class cost, speed of execution and customer satisfaction. Global supply management focuses on strategically leveraging the company’s scale to achieve the best possible price and payment terms with the best possible quality, service and delivery among all categories of spend. Order-to-cash excellence is a methodical, process-based approach that provides a user-friendly, automated and error-proof customer experience from intent-to-purchase to shipping and billing to payment, while minimizing cash collection cycle time and DSO (Days Sales Outstanding). Other benefits of SFS include reductions in lead times, rapid realization of synergies during acquisition integrations, and focus on employee safety. SFS disciplines helped to mitigate the substantial impact of material and energy price inflation that was experienced in recent years.

SFS is also instrumental in the reduction of working capital as evidenced by the 61% improvement in working capital turns for the Company from 5.7 at the end of 2010, after the merger with Black & Decker, to 9.2 at the end of 2014. The continued efforts to deploy SFS across the entire Company and increase turns have created significant opportunities to generate incremental free cash flow. Going forward, the Company plans to further leverage SFS to generate ongoing improvements both in the existing business and future acquisitions in working capital turns, cycle times, complexity reduction and customer service levels, with a goal of ultimately achieving 10 working capital turns.

In addition, the Company is embarking on an initiative to drive from a more programmatic growth mentality to a true organic growth culture by more deeply embedding breakthrough innovation and commercial excellence into its businesses, and at the same time, becoming a significantly more digitally-enabled enterprise. A new breed of digital technologies is changing the competitive landscape at unprecedented rates, creating both threats and opportunities, and it is clear that organizations that stand still will be left behind.

To that end, the Company has spent considerable time and effort developing the next iteration of the successful SFS program, which has driven working capital turns to world-class levels and vastly improved the supply chain and customer-facing metrics. Entitled “SFS 2.0” this refreshed and revitalized business system will continue the progress on core SFS, but importantly, provide resources and added focus into (1) commercial excellence, (2) breakthrough innovation, (3) digital excellence and (4) functional transformation. The Company is making a significant commitment to SFS 2.0 which will help drive further improvement to revenue, earnings and cash flow growth. Management believes that success in SFS 2.0 will be characterized by dependable organic growth in the 4-6% range as well as significantly expanded operating margin rates over the next 3 to 5 years as the Company leverages the growth and reduces structural SG&A levels.
Certain Items Impacting Earnings
Merger and Acquisition-Related and Other Charges Impacting 2014, 2013 and 2012 Earnings
Throughout MD&A, the Company has provided a discussion of the outlook and results both inclusive and exclusive of the merger and acquisition-related and other charges. Merger and acquisition-related charges relate primarily to the Black & Decker merger and Niscayah and Infastech acquisitions, while other charges relate to the extinguishment of debt. The amounts and measures, including gross profit and segment profit, on a basis excluding such charges are considered relevant to aid analysis and understanding of the Company’s results aside from the material impact of these charges. In addition, these measures are utilized internally by management to understand business trends, as once the aforementioned anticipated cost synergies from the Black & Decker merger and other acquisitions are realized, such charges are not expected to recur. The merger and acquisition-related and other charges are as follows:
2014
The Company reported $54 million in pre-tax merger and acquisition-related charges during 2014, which were comprised of the following:

•	$2 million reducing Gross profit primarily pertaining to integration-related matters;

•	$31 million in Selling, general & administrative expenses primarily for integration-related administrative costs and consulting fees, as well as employee related matters;

•	$2 million in Other-net primarily related to transaction costs; and

•	$19 million in net Restructuring charges, which primarily represent cost reduction actions associated with the severance of employees.
The tax effect on the above charges, some of which were not tax deductible, in 2014 was $5 million, resulting in an after-tax charge of $49 million, or $0.30 per diluted share.
2013
The Company reported $390 million in pre-tax merger and acquisition-related and other charges during 2013, which were comprised of the following:

•	$29 million reducing Gross profit primarily pertaining to integration-related matters and amortization of the inventory step-up adjustment for the Infastech acquisition;

•	$136 million in Selling, general & administrative expenses primarily for integration-related administrative costs and consulting fees, as well as employee related matters;

•	$51 million in Other-net primarily related to deal transaction costs and the $21 million pre-tax loss on the extinguishment of $300 million of debt in the fourth quarter of 2013; and

•	$174 million in net Restructuring charges, which primarily represent Niscayah integration-related restructuring charges and cost reduction actions associated with the severance of employees.
The tax effect on the above charges, some of which were not tax deductible, in 2013 was $120 million, resulting in an after-tax charge of $270 million, or $1.70 per diluted share.

2012
The Company reported $442 million in pre-tax merger and acquisition-related and other charges during 2012, which were comprised of the following:

•	$30 million reducing Gross profit primarily pertaining to facility closure-related charges;

•	$138 million in Selling, general & administrative expenses primarily for integration-related administrative costs and consulting fees, as well as employee related matters;

•	$100 million in Other-net primarily related to transaction costs and the $45 million loss on the extinguishment of $900 million of debt in the third quarter of 2012; and

•	$174 million in Restructuring charges, which primarily represent Niscayah integration-related restructuring charges and cost reduction actions associated with the severance of employees.
The tax effect on the above charges, some of which were not tax deductible, in 2012 was $113 million, resulting in an after-tax charge of $329 million, or $1.97 per diluted share.
Outlook for 2015
This outlook discussion is intended to provide broad insight into the Company’s near-term earnings and cash flow generation prospects. The Company expects diluted earnings per share to approximate $5.65 to $5.85 in 2015, inclusive of $50 million or $0.25 EPS of restructuring charges. The Company expects free cash flow to be at least $1 billion. The 2015 outlook assumes that organic net sales will increase 3-4% from 2014 resulting in approximately $0.45 to $0.55 of diluted earnings per share accretion. Cost reduction actions within Security and other businesses, pricing, commodity deflation and anticipated synergies from the combination of the CDIY and IAR businesses are expected to yield approximately $0.50 of diluted earnings per share accretion. The Company anticipates an additional $0.09 to $0.12 of diluted EPS accretion resulting from lower average share count due to share repurchases during 2015. Foreign exchange rates are expected to negatively impact earnings by approximately $140 million, or $0.70 to $0.75 of diluted earnings per share. The tax rate is expected to be relatively consistent with the 2014 rate.
RESULTS OF OPERATIONS
Below is a summary of the Company’s operating results at the consolidated level, followed by an overview of business segment performance.
Terminology: The term “organic” is utilized to describe results aside from the impacts of foreign currency fluctuations and acquisitions during their initial 12 months of ownership. This ensures appropriate comparability to operating results of prior periods.
Net Sales: Net sales were $11.339 billion in 2014, up 4% compared to $10.890 billion in 2013. Organic sales and acquisitions (primarily Infastech) provided increases of 5% and 1% in net sales, respectively, while unfavorable effects of foreign currency translation resulted in a decrease of 2% in net sales. In the Tools & Storage segment, organic sales increased 6% compared to 2013 as a result of higher volumes in North America and Europe primarily due to successful new product introductions and an expanded retail footprint, as well as significant market share gains driven by organic growth initiatives. In the Industrial segment, organic sales grew 5% relative to 2013 due to strong organic growth in the Engineered Fastening business. In the Security segment, net sales decreased 2% compared to 2013 due to lower sales volumes in Europe and unfavorable effects of foreign currency translation, which more than offset modest increases in price.
Net sales were $10.890 billion in 2013, up 9% compared to $10.022 billion in 2012. Acquisitions and organic sales volume provided increases of 6% and 3% in net sales, respectively, while pricing and the effects of foreign currency translation were relatively flat. In the Tools & Storage segment, organic sales increased 3% compared to 2012, as a result of successful new product introductions and promotions within the DEWALT, Black & Decker and Bostitch power tool lines, as well as market share gains in the US, Europe and emerging markets due to the implementation of organic growth initiatives. In the Industrial segment, organic sales grew 9% relative to 2012 due to strong organic growth in the Oil & Gas and Engineered Fastening businesses, while acquisitions (primarily Infastech) provided an additional 33% increase to net sales. In the Security segment, sales increased approximately 2% compared to 2012, mainly due to modest increases in price and acquisitions, as well as favorable impacts of foreign currency fluctuations, partially offset by lower sales volumes in the European business.
Gross Profit: The Company reported gross profit of $4.103 billion, or 36.2% of net sales, in 2014 compared to $3.904 billion, or 35.8% of net sales, in 2013. Merger and acquisition-related charges, which reduced gross profit, were $1.8 million in 2014 and $29.5 million 2013. Excluding these charges, gross profit was 36.2% of net sales in 2014 and 36.1% of net sales in 2013. The slight increase in the profit rate reflects favorable impacts from sales volume, price, supply chain productivity and cost management, which more than offset negative impacts from foreign currency fluctuations and lower Security margins caused by field operations inefficiencies and negative installation and recurring revenue mix.
The Company reported gross profit of $3.904 billion, or 35.8% of net sales, in 2013 compared to $3.657 billion, or 36.5% of net sales, in 2012. Merger and acquisition-related charges, which reduced gross profit, were approximately $30.0 million in both 2013 and 2012. Excluding these charges, gross profit was 36.1% of net sales in 2013 and 36.8% of net sales in 2012. The decrease in the profit rate year over year was primarily driven by lower Security margins due to sales volume decline, field service inefficiencies, and high European RMR attrition and negative impacts from foreign currency, which more than outweighed the positive impacts of higher volumes, productivity projects and cost synergies.
SG&A Expense: Selling, general and administrative expenses, inclusive of the provision for doubtful accounts (“SG&A”), were $2.596 billion, or 22.9% of net sales, in 2014 as compared $2.691 billion, or 24.7% of net sales, in 2013. Within SG&A, merger and acquisition-related compensation costs and integration-related expenses totaled $31.6 million and $135.7 million in 2014 and 2013, respectively. Excluding these charges, SG&A was 22.6% of net sales in 2014 compared to 23.5% of net sales in 2013. The decrease in the SG&A rate was mainly attributable to increased volumes and the positive impacts from headcount reduction actions and the Company's efforts to significantly reduce indirect expenses.
SG&A expenses were $2.691 billion, or 24.7% of net sales, in 2013 as compared with $2.474 billion, or 24.6% of net sales in 2012. Within SG&A, merger and acquisition-related compensation costs and integration-related expenses totaled $135.7 million in 2013 and $138.3 million in 2012. Excluding these charges, SG&A was 23.5% of net sales in 2013 compared to 23.3% of net sales in 2012. The slight increase in SG&A rate was mainly attributable to higher expenses associated with organic growth initiatives, partially offset by cost synergies and cost containment efforts.
Distribution center costs (i.e. warehousing and fulfillment facility and associated labor costs) are classified within SG&A. This classification may differ from other companies who may report such expenses within cost of sales. Due to diversity in practice, to the extent the classification of these distribution costs differs from other companies, the Company’s gross margins may not be comparable. Such distribution costs classified in SG&A amounted to $243.2 million in 2014, $229.5 million in 2013 and $202.5 million in 2012. The increase over the years is primarily attributable to higher sales volume.
Corporate Overhead: The corporate overhead element of SG&A and gross profit, which is not allocated to the business segments, amounted to $177.4 million in 2014, $254.0 million in 2013 and $252.3 million in 2012. The previously discussed merger and acquisition-related charges that unfavorably impacted corporate overhead totaled $18.7 million in 2014, $89.4 million in 2013 and $77.1 million in 2012. Corporate overhead, excluding merger and acquisition-related costs, represented 1.4%, 1.5%, and 1.8% of net sales in 2014, 2013 and 2012, respectively.
Other-net: Other-net totaled $239.7 million of expense in 2014 compared to $283.9 million of expense in 2013. The decrease was primarily driven by lower amortization expense and acquisition-related costs in 2014 as compared to 2013.
Other-net amounted to $283.9 million of expense in 2013 compared to $296.3 million of expense in 2012. The decrease was primarily driven by reduced negative impacts of foreign currency losses related to derivatives and lower deal transaction costs, partially offset by higher amortization expense from intangible assets associated with the Infastech acquisition and other 2013 acquisitions.
Gain/Loss on Debt Extinguishment: During the fourth quarter of 2014, the Company extinguished $45.7 million of its notes payable and recognized a net pre-tax gain of $0.1 million on extinguishment. During the fourth quarter of 2013, the Company extinguished $300 million of its notes payable and recognized a $21 million pre-tax loss on extinguishment. In 2012, the Company repurchased $900 million of its senior notes and recognized a $45 million pre-tax loss on extinguishment.

Interest, net: Net interest expense in 2014 was $163.6 million compared to $147.3 million in 2013 and $133.9 million in 2012. The increase in net interest expense in 2014 versus 2013 was primarily attributable to interest costs associated with the issuance of debt in the fourth quarter of 2013, partially offset by higher interest income. The increase in net interest expense in 2013 versus 2012 mainly relates to the incremental interest costs associated with the higher debt levels during 2013, partially offset by higher interest income.

Income Taxes: The Company's effective tax rate was 20.9% in 2014, 11.7% in 2013, and 14.2% in 2012. The effective tax rate in 2014 differed from the US statutory rate primarily due to a portion of the Company's earnings being realized in lower-taxed foreign jurisdictions, the passage of U.S. tax legislation, settlement of various income tax audits and the reversal of valuation allowances for certain foreign net operating losses which have become realizable. The effective tax rate in 2013 differed from the US statutory rate primarily due to a portion of the Company's earnings being realized in lower-taxed foreign jurisdictions, the acceleration of certain tax credits, the recurring benefit of various foreign business integration structures and the reversal of certain foreign and U.S. state uncertain tax position reserves, related largely to statute expiration. The effective tax rate in 2012 differed from the US statutory rate primarily due to the distribution of domestic and foreign earnings and the inclusion of $48.9 million in benefits from a favorable settlement of certain tax contingencies.

Business Segment Results
The Company’s reportable segments are aggregations of businesses that have similar products, services and end markets, among other factors. The Company utilizes segment profit (which is defined as net sales minus cost of sales and SG&A aside from corporate overhead expense), and segment profit as a percentage of net sales to assess the profitability of each segment. Segment profit excludes the corporate overhead expense element of SG&A, Other-net (inclusive of intangible asset amortization expense), restructuring charges, interest income, interest expense, and income tax expense. Corporate overhead is comprised of world headquarters facility expense, cost for the executive management team and the expense pertaining to certain centralized functions that benefit the entire Company but are not directly attributable to the businesses, such as legal and corporate finance functions. Refer to Note O, Restructuring Charges, and Note F, Goodwill and Intangible Assets, of the Notes to Consolidated Financial Statements for the amount of net restructuring charges and intangibles amortization expense, respectively, attributable to each segment. As discussed previously, the Company’s operations are classified into three business segments: Tools & Storage, Industrial and Security.
Tools & Storage:
The Tools & Storage segment is comprised of the Power Tools and Hand Tools & Storage businesses. The Power Tools business includes professional products, consumer products and power tool accessories. Professional products include professional grade corded and cordless electric power tools and equipment including drills, impact wrenches and drivers, grinders, saws, routers and sanders, as well as pneumatic tools and fasteners including nail guns, nails staplers and staples, concrete and masonry anchors. Consumer products include corded and cordless electric power tools sold primarily under the BLACK + DECKER brand, lawn and garden products, including hedge trimmers, string trimmers, lawn mowers, edgers, and related accessories, and home products such as hand held vacuums, paint tools and cleaning appliances. Power tool accessories include drill bits, router bits, abrasives and saw blades. The Hand Tools & Storage business sells measuring, leveling and layout tools, planes, hammers, demolition tools, knives, saws, chisels, and industrial and automotive tools. Storage products include tool boxes, sawhorses, medical cabinets and engineered storage solution products.

(Millions of Dollars)	2014	2013	2012
Net sales	$7,033	$6,705	$6,413
Segment profit	$1,074	$952	$906
% of Net sales	15.3%	14.2%	14.1%
Tools & Storage net sales increased $328.0 million, or 5%, in 2014 compared to 2013. Organic sales increased 6% primarily due to strong organic growth across all regions, most notably in North America and Europe, while unfavorable effects of foreign currency decreased net sales by 2%. North America achieved 8% organic growth driven primarily by new product introductions and expanded retail offerings and partnerships on top of a healthy underlying tool market. Organic sales in Europe increased 7% year over year due to successful new product introductions and an expanding retail footprint, which helped generate market share gains in spite of continued challenging economic conditions. Emerging markets grew 4% organically bolstered by new product launches in the mid-price point segment in 2014 despite persistently volatile economic conditions across all emerging markets.

Segment profit amounted to $1,074.4 million, or 15.3% of net sales, in 2014 compared to $951.7 million, or 14.2% of net sales, in 2013. Excluding $4.1 million in merger and acquisition-related charges, segment profit totaled $1,078.5 million, or 15.3% of net sales, in 2014 compared to $969.6 million, or 14.5% of net sales, in 2013 (excluding $17.9 million in merger and acquisition-related charges). The increase in segment profit year over year was primarily driven by positive impacts during 2014 from volume, productivity and SG&A cost reductions, which more than offset the negative impacts from foreign currency.
Tools & Storage net sales increased $292.0 million, or 5%, in 2013 compared with 2012. Overall, Tools & Storage grew 3% organically in 2013 largely due to successful new product introductions and promotions within the DEWALT, Black & Decker and Bostitch power tool lines. In North America, organic sales increased 2%, which was primarily driven by promotions, new products and a strengthening residential construction market. The segment also realized 8% organic growth in emerging markets as a result of increasing penetration in connection with the Company's growth initiatives. Europe volumes increased 1% due to new product introductions and market share gains despite continuing stagnant economic conditions. Acquisitions contributed an additional 2% of sales growth while the impacts from foreign currency translation were relatively flat.

Segment profit amounted to $951.7 million, or 14.2% of net sales, in 2013 compared to $905.8 million, or 14.1% of net sales,

in 2012. Excluding $17.9 million in merger and acquisition-related charges, segment profit totaled $969.6 million, or 14.5% of net sales, in 2013 compared to $951.2 million, or 14.8% of net sales, in 2012 (excluding $45.4 million in merger and acquisition-related charges). The increase in segment profit year over year resulted primarily from higher volumes and productivity, partially offset by incremental investments in organic growth initiatives and negative impacts from foreign currency.
Industrial:
The Industrial segment is comprised of the Engineered Fastening and Infrastructure businesses. The Engineered Fastening business primarily sells engineered fastening products and systems designed for specific applications. The product lines include stud welding systems, blind rivets and tools, blind inserts and tools, drawn arc weld studs, engineered plastic and mechanical fasteners, self-piercing riveting systems, precision nut running systems, micro fasteners, and high-strength structural fasteners. The Infrastructure business consists of the Oil & Gas and Hydraulics businesses. The Oil & Gas business sells and rents custom pipe handling, joint welding and coating equipment used in the construction of large and small diameter pipelines, and provides pipeline inspection services. The Hydraulics business sells hydraulic tools and accessories.

(Millions of Dollars)	2014	2013	2012
Net sales	$2,044	$1,889	$1,350
Segment profit	$351	$280	$228
% of Net sales	17.1%	14.8%	16.9%
Industrial net sales increased $155.8 million, or 8%, in 2014 compared with 2013. Organic sales and acquisitions (primarily Infastech) provided increases of 5% and 4% in net sales, respectively, while unfavorable effects of foreign currency translation decreased net sales by 1%. Engineered Fastening achieved organic growth of 7%, which was mainly attributable to strong global automotive and electronic revenues. Infrastructure organic sales were relatively flat year over year as solid hydraulic tools growth was offset by lower volumes in Oil & Gas due primarily to project delays resulting from geopolitical situations in certain emerging markets as well as the recent contraction in oil prices and resulting slowdown in pipeline construction.

Segment profit totaled $350.6 million, or 17.1% of net sales, in 2014 compared to $280.2 million, or 14.8% of net sales, in 2013. Excluding $3.7 million of merger and acquisition-related charges, segment profit was $354.3 million, or 17.3% of net sales, in 2014 compared to $300.3 million (excluding merger and acquisition-related charges of $20.1 million), or 15.9% of net sales, in 2013. The year over year increase in segment profit rate was primarily due to favorable volume leverage, price, supply chain productivity gains and SG&A cost controls, partially offset by negative impacts from foreign currency fluctuations.
Industrial net sales increased 538.5 million, or 40%, in 2013 compared with 2012. Organic sales and acquisitions (primarily Infastech) increased 9% and 33%, respectively, while foreign currency decreased net sales by 2%. Engineered Fastening achieved organic growth of 6%, which was mainly attributable to global automotive revenues outpacing global light vehicle production due to customer share gains. Organic sales for Infrastructure increased 17% as a result of strong growth in the Oil & Gas business, which was driven by a continued rebound in North America onshore operations as well as strong offshore growth performance.

Segment profit totaled $280.2 million, or 14.8% of net sales, in 2013 compared to $227.9 million, or 16.9% of net sales, in 2012. Excluding $20.1 million of merger and acquisition-related charges, segment profit was $300.3 million, or 15.9% of net sales, in 2013 compared to $232.1 million (excluding merger and acquisition-related charges of $4.2 million), or 17.2% of net sales, in 2012. The decrease in the profit rate was driven by higher operating expenses associated with the organic growth initiatives, negative impacts from foreign currency and the impact of modestly below line average Infastech margins.
Security:
The Security segment is comprised of the Convergent Security Solutions ("CSS") and the Mechanical Access Solutions ("MAS") businesses. The CSS business designs, supplies and installs electronic security systems and provides electronic security services, including alarm monitoring, video surveillance, fire alarm monitoring, systems integration and system maintenance. Purchasers of these systems typically contract for ongoing security systems monitoring and maintenance at the time of initial equipment installation. The business also includes healthcare solutions, which includes asset tracking solutions, infant protection, pediatric protection, patient protection, wander management, fall management, and emergency call products. The MAS business sells automatic doors, commercial hardware, locking mechanisms, electronic keyless entry systems, keying systems, tubular and mortise door locksets.

(Millions of Dollars)	2014	2013	2012
Net sales	$2,261	$2,296	$2,259
Segment profit	$259	$235	$302
% of Net sales	11.5%	10.2%	13.3%
Security net sales decreased $34.7 million, or 2%, in 2014 compared to 2013. Organic sales were relatively flat year over year while foreign currency fluctuations resulted in a 2% decrease in net sales. Organic growth of 1% in North America and emerging markets was primarily due to growth within the commercial electronics business as a result of vertical selling solutions and the automatic doors business, partially offset by lower installation and recurring revenues in Europe in addition to declines in the U.S. commercial lock business as the business model transition continues to progress slowly.
Segment profit amounted to $259.2 million, or 11.5% of net sales, in 2014 compared to $235.2 million, or 10.2% of net sales, in 2013. Excluding merger and acquisition-related charges of $6.9 million, segment profit was $266.1 million, or 11.8% of net sales, in 2014 compared to $273.0 million, or 11.9% of net sales, in 2013 (excluding $37.8 million in merger and acquisition-related charges). The segment profit rate was flat year over year as improved operating performances in North America and emerging markets were offset by installation field inefficiencies and negative installation and recurring revenue mix in Europe.
Security net sales increased $36.6 million, or 2%, in 2013 compared to 2012. Pricing, acquisitions and foreign currency translation each resulted in a 1% increase to net sales, while lower volumes caused a 1% decrease. CSS North America realized organic revenue growth of 2%, while CSS Europe declined 5% organically due primarily to continued softness in certain regions. MAS organic sales were up 3% as a result of strong growth within the automatic door business due to successful door conversion wins and new product introductions and growth in the commercial mechanical lock business in the emerging markets.
Segment profit amounted to $235.2 million, or 10.2% of net sales, in 2013 compared to $301.5 million, or 13.3% of net sales, in 2012. Excluding merger and acquisition-related charges of $37.8 million, segment profit was $273.0 million, or 11.9% of net sales, in 2013 compared to $342.8 million, or 15.2% of net sales, in 2012 (excluding $41.3 million in merger and acquisition-related charges). The year over year decline in margin was attributable to planned growth investments in vertical solutions and emerging markets, new product development, incremental costs associated with the distributor model transition, investments in field technicians in North America and impacts of volume pressures and field inefficiencies in Europe.
RESTRUCTURING ACTIVITIES
A summary of the restructuring reserve activity from December 28, 2013 to January 3, 2015 is as follows (in millions):

	12/28/2013	Net Additions	Usage	Currency	1/3/2015

Severance and related costs	$169.9	$15.1	$(96.7)	$(7.1)	$81.2
Facility closures and other	21.6	3.7	(8.2)	(0.7)	16.4
Total	$191.5	$18.8	$(104.9)	$(7.8)	$97.6
During 2014, the Company recognized $18.8 million of net restructuring charges. Net severance charges of $15.1 million relate to cost reductions associated with the severance of employees, inclusive of reversals primarily related to changes in management's strategy for certain businesses as a result of new developments during 2014 as well as adjustments of severance accruals due to the finalization of prior year actions. Also included in net restructuring charges are facility closure costs of $3.7 million.
Of the $97.6 million reserves remaining as of January 3, 2015, the majority are expected to be utilized by the end of 2015.
Segments: The $18.8 million of net charges recognized in 2014 includes: $6.9 million of net charges pertaining to the Tools & Storage segment; $3.7 million of net charges pertaining to the Industrial segment; $6.5 million of net charges pertaining to the Security segment; and $1.7 million of net charges pertaining to Corporate charges.
In addition to the restructuring charges described in the preceding paragraphs, the Company recognized $33.4 million and $165.2 million of restructuring-related costs in 2014 and 2013, respectively, pertaining to acquisition-related activity. All of these charges impact gross profit or selling, general and administrative expenses, and include charges associated with facility closures as well as certain integration-related administration and consulting costs.

FINANCIAL CONDITION
Liquidity, Sources and Uses of Capital: The Company’s primary sources of liquidity are cash flows generated from operations and available lines of credit under various credit facilities. The Company's cash flows are presented on a consolidated basis and include cash flows from discontinued operations.
Operating Activities: Cash flows from operations were $1.296 billion in 2014 compared to $868 million in 2013, representing a $428 million increase. The year over year increase was primarily driven by an increase in earnings and lower one-time restructuring and related payments, partially offset by higher employee benefit plan contributions. Furthermore, operating cash flows in 2014 were positively impacted by an increase in working capital turns from 8.1 at December 28, 2013 to 9.2 at January 3, 2015, demonstrating the continued success of SFS.
In 2013, cash flows from operations were $868 million, a $98 million decrease compared to $966 million in 2012. Cash flows from operations were negatively impacted by merger and acquisition-related charges and payments of $280 million in 2013 and $357 million in 2012. Excluding these charges, cash flows from operations were $1.148 billion and $1.323 billion in 2013 and 2012, respectively. The year over year decrease was primarily driven by the divestiture of HHI in December 2012. Inflows from working capital (accounts receivable, inventory, accounts payable and deferred revenue) were $13 million in 2013 compared to $48 million in 2012. The 2013 inflows were primarily driven by strong cash collections in the fourth quarter of 2013, partially offset by increases in inventory balances due to higher year over year backlog predominantly in Tools & Storage. Working capital turns improved to 8.1 times at December 28, 2013, as compared to 7.6 times for 2012, reflecting process-driven improvements from SFS. Operating cash flows in 2013 were also negatively impacted by increases in employee related payments and investments in organic growth initiatives.
Free Cash Flow: Management considers free cash flow an important indicator of its liquidity, as well as its ability to fund future growth and provide dividends to shareowners. Operating cash flows included $152 million, $280 million and $357 million of merger and acquisition-related charges and payments in 2014, 2013, and 2012, respectively. Free cash flow does not include deductions for mandatory debt service, other borrowing activity, discretionary dividends on the Company’s common stock and business acquisitions, among other items.

(Millions of Dollars)	2014	2013	2012
Net cash provided by operating activities	$1,296	$868	$966
Less: capital expenditures	(291)	(340)	(373)
Free cash flow	$1,005	$528	$593

Investing Activities: Cash flows used in investing activities were $382 million in 2014, which primarily consisted of capital and software expenditures of $291 million and payments related to net investment hedge settlements of $61 million. The decrease in capital expenditures in 2014 was driven by management's continued focus to control spend in this area as well as lower integration related capital expenditures. The payments related to net investment hedge settlements were mainly driven by the significant fluctuations in foreign currency rates during 2014 associated with foreign exchange contracts hedging a portion of the Company's pound sterling denominated net investment. Cash flows used in investing activities in 2013 totaled $1.198 billion primarily due to capital and software expenditures of $340 million and acquisition spending of $934 million, which was mainly driven by the purchases of Infastech for $826 million, net of cash acquired, and GQ for $49 million, net of cash acquired. The Company also received net proceeds of $94 million in 2013 related to the Second Closing of the HHI sale. Cash flows provided by investing activities totaled $183 million in 2012, which primarily consisted of approximately $1.3 billion in net proceeds related to the First Closing of the HHI sale, partially offset by $373 million in capital and software expenditures and $707 million in acquisition spending related to the purchases of Powers, AeroScout, Tong Lung, Lista, and the remaining outstanding shares of Niscayah. The higher capital expenditures in 2012 was mainly due to several consolidations of distribution centers.
Financing Activities: Cash flows used in financing activities were $766 million in 2014 compared to cash flows provided by financing activities of $156 million in 2013 and cash flows used in financing activities of $1.337 billion in 2012.
Payments on long-term debt totaled $47 million, $302 million and $1.422 billion in 2014, 2013 and 2012, respectively. The 2014 payments relate to the repurchase of $46 million of 2022 Term Notes. The 2013 payments relate to the repurchase of $300 million of Black & Decker Corporation 5.75% senior notes, which resulted in the Company paying a premium on the debt extinguishment of $43 million. The 2012 payments primarily relate to the repurchase of three debt instruments with total outstanding principal of $900 million, which resulted in the Company paying a premium on the debt extinguishment of $91 million. The Company also repaid $320 million of its Convertible Notes at maturity, in cash, during 2012. The Company had net repayments of short-term borrowings totaling $391 million in 2014, net short-term borrowings of $389 million in 2013 and net short-term repayments of $19 million in 2012.
Proceeds from issuances of long-term debt totaled $727 million and $1.524 billion in 2013 and 2012, respectively. In December 2013, the Company issued $400 million of 5.75% fixed-to-floating junior subordinated debentures bearing interest at a fixed rate of 5.75% and received $392.0 million of net proceeds. Additionally, the Company issued 3,450,000 Equity Units comprised of a 1/10, or 10%, undivided beneficial ownership in a $1,000 principal amount 2.25% junior subordinated note due 2018 and a forward common stock purchase contract in which the Company received $335 million in cash proceeds from the Equity Units, net of underwriting discounts and commission, before offering expenses, and recorded $345 million in long-term debt. The proceeds were used primarily to repay commercial paper borrowings. In November 2012, the Company issued $800 million of senior unsecured term notes with a fixed annual rate of 2.90% and received $794 million of net proceeds. The Company also issued $750 million of junior subordinated debentures in the third quarter of 2012 and received $729 million of net proceeds. The Company used these proceeds to pay down commercial paper. Refer to Note H, Long-Term Debt and Financing Arrangements, for further information regarding the Company's financing arrangements.
In November 2013, the Company purchased from certain financial institutions “out-of-the-money” capped call options on 12.2 million shares of its common stock (subject to customary anti-dilution adjustments) for an aggregate premium of $74 million, or an average of $6.03 per share. The contracts for the options provide that they may, at the Company’s election, subject to certain conditions, be cash settled, physically settled, modified-physically settled, or net-share settled (the default settlement method). The capped call options have various expiration dates ranging from July 2015 through September 2016 and initially had an average lower strike price of $86.07 and an average upper strike price of $106.56, subject to customary market adjustments. In addition, contemporaneously with the issuance of the Equity Units described above and in Note J, Capital Stock, the Company paid $10 million, or an average of $2.77 per option, to enter into capped call transactions on 3.5 million shares of common stock with a major financial institution. The lower strike price is $98.80 and the upper strike price is $112.91. In 2012, the Company purchased from certain financial institutions over the counter “out-of-the-money” capped call options, subject to adjustments for customary anti-dilution adjustments, on 10.1 million shares of its common stock for an aggregate premium of $30 million, or an average of $2.92 per share. The capped call options were net-share settled and the Company received 0.6 million shares in April 2013. The purpose of the capped call options was to reduce share price volatility on potential future share repurchases. On February 10, 2015, the Company net-share settled 9.1 million of the 12.2 million capped call options on its common stock and received 911,077 shares using an average reference price of $96.46 per common share. Additionally, the Company purchased directly from the counterparties participating in the net-share settlement, 3,381,162 shares for $326.1 million, equating to an average price of $96.46 per share. Refer to Note J, Capital Stock, for further discussion.
During 2013, the Company paid a $43 million premium to extinguish $300 million of its Black & Decker Corporation 5.75% senior notes due 2016. This premium was offset by gains of $12 million related to the release of fair value adjustments made in purchase accounting, $8 million from the recognition of gains on previously terminated derivatives and $2 million of accrued interest, resulting in a net pre-tax loss of $21 million. Additionally, as noted above, during 2012, the Company repurchased $900 million of outstanding debt by initiating an open market tender offer and paid a premium of $91 million to extinguish the notes. This premium was offset by gains of $35 million from fair value adjustments made in purchase accounting and $11 million from terminated derivatives, resulting in a net pre-tax loss of $46 million. Refer to Note H, Long-Term Debt and Financing Arrangements, for further discussion of the debt extinguishments.
In 2014, the Company terminated $400 million of interest rate swaps hedging the Company's $400 million 5.20% notes due 2053, which resulted in cash payments of $33.4 million. During 2012, the Company received $58 million from the termination of interest rate swaps and paid $103 million in relation to the termination of forward starting interest rate swaps. Refer to Note I, Derivative Financial Instruments, for further discussion.
The Company repurchased $28 million, $39 million and $1.074 billion of common stock in 2014, 2013 and 2012, respectively. In December 2012, the Company executed an accelerated share repurchase ("ASR") contract of $850 million, which was funded using proceeds from the sale of HHI. The ASR contract terms allowed for an initial delivery of 9.3 million shares, or the equivalent of 80% of the notional value of the contract. The Company received an additional 1.6 million shares upon settlement of the contract in April 2013. The Company also repurchased approximately 3.0 million shares of common stock during the second quarter of 2012 for $200 million. Proceeds from the issuance of common stock totaled $71 million, $155 million and $126 million in 2014, 2013 and 2012, respectively. These amounts received mainly relate to the exercises of stock options.
In January 2013, the Company elected to prepay the forward share purchase contract for $363 million, comprised of the $350 million purchase price, plus an additional amount related to the forward component of the contract. In August 2013, the Company physically settled the contract, receiving 5.6 million shares and $19 million from the financial institution counterparty representing a purchase price adjustment. The reduction of common shares outstanding was recorded at the inception of the forward share purchase contract and factored into the calculation of weighted average shares outstanding.
Cash payments for dividends were $321 million, $313 million and $304 million in 2014, 2013 and 2012, respectively. The increase in dividends in 2014 was primarily attributable to the increase in quarterly dividends per common share to $0.52 per share, as announced in July 2014. The dividend paid to shareholders of record in December 2014 extended the Company's record for the longest consecutive annual and quarterly dividend payments among industrial companies listed on the New York Stock Exchange.
Fluctuations in foreign currency rates negatively impacted cash by $147 million and $45 million in 2014 and 2013, respectively. The negative impact in 2014 was primarily driven by the continued strengthening of the U.S. Dollar, particularly in the second half of the year, against the Company's major currencies, most notably the Euro, British Pound, Canadian Dollar, Swedish Krona and Japanese Yen.
Credit Ratings and Liquidity:
The Company maintains strong investment grade credit ratings from the major U.S. rating agencies on its senior unsecured debt (average A-), as well as its short-term commercial paper borrowings. In October 2014 Fitch changed their outlook on their A- rating of the Company’s Sr. Debt from Negative to Stable.  There were no other changes in any of the Companies credit ratings during 2014.

The Company's debt capacity for its current ratings is impacted by the level of long (including current maturities) and short-term debt, as presented in its financial statements as well as other obligations that ratings agencies and fixed income investors deem to increase the level of financial burden on the Company. Those other obligations include, among other things, post-retirement benefits, as presented in its financial statements. Post-retirement benefit obligations, and thereby the Company's debt capacity and its credit rating, could potentially be impacted by significant reductions in interest rates and revisions to mortality tables, as well as any corrections in the equity markets. The Company's projected benefit obligation at January 3, 2015 was relatively consistent compared to December 28, 2013 as the positive impacts from the favorable return on plan assets, higher employer contributions and foreign currency fluctuations offset the negative impacts from the revision in mortality tables and decrease in discount rates. Refer to Note L, Employee Benefit Plans for further discussion.

Failure to maintain strong investment grade rating levels could adversely affect the Company’s cost of funds, liquidity and access to capital markets, but would not have an adverse effect on the Company’s ability to access committed credit facilities.

On December 3, 2013, the Company issued $400 million 5.75% fixed-to-floating rate junior subordinated debentures maturing December 15, 2053 (“2053 Junior Subordinated Debentures”) that bear interest at a fixed rate of 5.75% per annum, up to, but excluding December 15, 2018. From and including December 15, 2018, the 2053 Junior Subordinated Debentures will bear interest at an annual rate equal to three-month LIBOR plus 4.304%. The debentures subordination and long tenor provides significant credit protection measures for senior creditors and as a result, the debentures were awarded a 50% equity credit by S&P and Fitch, and a 25% equity credit by Moody's. The net proceeds of $392.0 million from the offering were primarily used to repay commercial paper borrowings.

On December 3, 2013, the Company issued 3,450,000 Equity Units (the “Equity Units”), each with a stated value of $100 which are initially comprised of a 1/10, or 10%, undivided beneficial ownership in a $1,000 principal amount 2.25% junior subordinated note due 2018 and a forward common stock purchase contract (the “Equity Purchase Contract”). Each Equity Purchase Contract obligates the holders to purchase approximately 3.5 to 4.3 million common shares. The subordination of the notes in the Equity Units combined with the Equity Purchase Contracts resulted in the Equity Units being awarded a 100% equity credit by S&P, and a 50% equity credit by Moody's. The Company received approximately $335 million in cash proceeds from the Equity Units, net of underwriting discounts and commission, before offering expenses, and recorded $345 million in long-term debt. The proceeds were used primarily to repay commercial paper borrowings.

In the fourth quarter of 2014, the Company repurchased $46 million of 2022 Term Notes. In the fourth quarter of 2013, the Company extinguished $300 million of its Black & Decker Corporation 5.75% senior notes due 2016. In the third quarter of 2012, the Company repurchased $900 million of its long-term debt via open market tender and exercise of its right under the redemption provision of each of the notes. The initial funding of the repurchased debt was accomplished by utilizing excess cash on hand and the issuance of Commercial Paper.

The Company has a five year $1.5 billion committed credit facility (the “Credit Agreement”). Borrowings under the Credit Agreement may include U.S. Dollars up to the $1.5 billion commitment or in Euro or Pounds Sterling subject to a foreign currency sublimit of $400.0 million and bear interest at a floating rate dependent upon the denomination of the borrowing. Repayments must be made on June 27, 2018 or upon an earlier termination date of the Credit Agreement, at the election of the

Company. In June 2014, the Company’s $500.0 million 364 day committed credit facility (the “Facility”) expired.  The Facility was designated to be part of a liquidity back-stop for the Company’s commercial paper program. Following an evaluation of the Company’s liquidity position, the Company elected not to negotiate a new 364 day committed credit facility.  The Company’s $2.0 billion commercial paper program is backed by its $1.5 billion Credit Agreement. As of January 3, 2015, the Company has not drawn on the Credit Agreement.

Refer to Note H, Long-Term Debt and Financing Arrangement, and Note J, Capital Stock, in the Notes to Consolidated Financial Statements in Item 8 for further discussion of the Company's financing arrangements.
Cash and cash equivalents totaled $497 million as of January 3, 2015, comprised of $46 million in the U.S. and $451 million in foreign jurisdictions. As of December 28, 2013 cash and cash equivalents totaled $496 million, comprised of $57 million in the U.S. and $439 million in foreign jurisdictions. Concurrent with the Black & Decker merger, the Company made a determination to repatriate certain legacy Black & Decker foreign earnings, on which U.S. income taxes had not previously been provided. As a result of this repatriation decision, the Company has recorded approximately $369 million of associated deferred tax liabilities at January 3, 2015. Current plans and liquidity requirements do not demonstrate a need to repatriate other foreign earnings. Accordingly, all other undistributed foreign earnings of the Company are considered to be permanently reinvested, or will be remitted substantially free of additional tax, consistent with the Company’s overall growth strategy internationally, including acquisitions and long-term financial objectives. No provision has been made for taxes that might be payable upon remittance of these undistributed foreign earnings. However, should management determine at a later point to repatriate additional foreign earnings, the Company would be required to accrue and pay taxes at that time.
Contractual Obligations: The following table summarizes the Company’s significant contractual obligations and commitments that impact its liquidity:

Payments Due by Period
(Millions of Dollars)	Total	2015	2016 – 2017	2018 – 2019	Thereafter
Long-term debt(a)	$3,866	$6	$9	$986	$2,865
Interest payments on long-term debt(b)	3,596	168	336	298	2,794
Operating leases	331	84	117	72	58
Inventory purchase commitments(c)	275	275	—	—	—
Deferred compensation	24	1	2	2	19
Marketing obligations	77	26	45	6	—
Derivatives (d)	41	—	7	34	—
Forward stock purchase contract (e)	150	—	150	—	—
Pension funding obligations(f)	94	94	—	—	—
Contract adjustment fees (g)	31	17	14	—	—
Total contractual cash obligations	$8,485	$671	$680	$1,398	$5,736

(a)
Future payments on long-term debt encompass all payments related to aggregate debt maturities, excluding certain fair value adjustments included in long-term debt, as discussed further in Note H, Long-Term Debt and Financing Arrangements.

(b)	Future interest payments on long-term debt reflect the applicable fixed interest rate or variable rate for floating rate debt in effect at January 3, 2015.

(c)	Inventory purchase commitments primarily consist of open purchase orders to purchase raw materials, components, and sourced products.

(d)
Future cash flows on derivative instruments reflect the fair value and accrued interest as of January 3, 2015. The ultimate cash flows on these instruments will differ, perhaps significantly, based on applicable market interest and foreign currency rates at their maturity.

(e)
The company is obligated to pay $150 million to the financial institution counterparty to the forward stock purchase contract in October 2016, or earlier at the company's option. See Note J. Capital Stock, for further discussion.

(f)
This amount principally represents contributions either required by regulations or laws or, with respect to unfunded plans, necessary to fund current benefits. The Company has not presented estimated pension and post-retirement funding beyond 2015 as funding can vary significantly from year to year based upon changes in the fair value of the plan assets, actuarial assumptions, and curtailment/settlement actions.

(g)
These amounts represent future contract adjustment payments to holders of the Company's Equity Purchase Contracts and Purchase Contracts. See Note H, Long-Term Debt and Financing Arrangements for further discussion.

To the extent the Company can reliably determine when payments will occur pertaining to unrecognized tax liabilities, the related amount will be included in the table above. However, due to the high degree of uncertainty regarding the timing of potential future cash flows associated with the $341.4 million of such liabilities at January 3, 2015, the Company is unable to make a reliable estimate of when (if at all) amounts may be paid to the respective taxing authorities.
Aside from debt payments, for which there is no tax benefit associated with repayment of principal, tax obligations and the equity purchase contract fees, payment of the above contractual obligations will typically generate a cash tax benefit such that the net cash outflow will be lower than the gross amounts summarized above.
Other Significant Commercial Commitments:

Amount of Commitment Expirations Per Period
(Millions of Dollars)	Total	2015	2016-2017	2018-2019	Thereafter
U.S. lines of credit	$1,500	$—	$—	$1,500	$—
Short-term borrowings, long-term debt and lines of credit are explained in detail within Note H, Long-Term Debt and Financing Arrangements.
MARKET RISK
Market risk is the potential economic loss that may result from adverse changes in the fair value of financial instruments, currencies, commodities and other items traded in global markets. The Company is exposed to market risk from changes in foreign currency exchange rates, interest rates, stock prices, and commodity prices.
Exposure to foreign currency risk results because the Company, through its global businesses, enters into transactions and makes investments denominated in multiple currencies. The Company’s predominant exposures are in European, Canadian, British, Australian, Latin American, and Asian currencies, including the Chinese Renminbi (“RMB”) and the Taiwan Dollar. Certain cross-currency trade flows arising from sales and procurement activities as well as affiliate cross-border activity are consolidated and netted prior to obtaining risk protection through the use of various derivative financial instruments which may include: purchased basket options, purchased options, collars, cross currency swaps and currency forwards. The Company is thus able to capitalize on its global positioning by taking advantage of naturally offsetting exposures and portfolio efficiencies to reduce the cost of purchasing derivative protection. At times, the Company also enters into forward exchange contracts and purchases options to reduce the earnings and cash flow impact of non-functional currency denominated receivables and payables, primarily for affiliate transactions. Gains and losses from these hedging instruments offset the gains or losses on the underlying net exposures, assets and liabilities being hedged. Management determines the nature and extent of currency hedging activities, and in certain cases, may elect to allow certain currency exposures to remain un-hedged. The Company may also enter into cross-currency swaps and forward contracts to hedge the net investments in certain subsidiaries and better match the cash flows of operations to debt service requirements. Management estimates the foreign currency impact from its derivative financial instruments outstanding at the end of 2014 would have been approximately $36 million pre-tax loss based on a hypothetical 10% adverse movement in all net derivative currency positions; this effect would occur from the strengthening of foreign currencies relative to the U.S. dollar. The Company follows risk management policies in executing derivative financial instrument transactions, and does not use such instruments for speculative purposes. The Company does not hedge the translation of its non-U.S. dollar earnings in foreign subsidiaries.
As mentioned above, the Company routinely has cross-border trade and affiliate flows that cause an impact on earnings from foreign exchange rate movements. The Company is also exposed to currency fluctuation volatility from the translation of foreign earnings into U.S. dollars and the economic impact of foreign currency volatility on monetary assets held in foreign currencies. It is more difficult to quantify the transactional effects from currency fluctuations than the translational effects. Aside from the use of derivative instruments, which may be used to mitigate some of the exposure, transactional effects can potentially be influenced by actions the Company may take. For example, if an exposure occurs from a European entity sourcing product from a U.S. supplier it may be possible to change to a European supplier. Management estimates the combined translational and transactional impact, on pre-tax earnings, of a 10% overall movement in exchange rates is approximately $124 million, or approximately $0.62 per diluted share. In 2014, translational and transactional foreign currency fluctuations negatively impacted pre-tax earnings by approximately $85 million and diluted earnings per share by approximately $0.42.
The Company’s exposure to interest rate risk results from its outstanding debt and derivative obligations, short-term investments, and derivative financial instruments employed in the management of its debt portfolio. The debt portfolio including both trade and affiliate debt, is managed to achieve capital structure targets and reduce the overall cost of borrowing by using a combination of fixed and floating rate debt as well as interest rate swaps, and cross-currency swaps.

The Company’s primary exposure to interest rate risk comes from its floating rate debt and derivatives in the U.S. and is fairly represented by changes in LIBOR rates. At January 3, 2015, the impact of a hypothetical 10% increase in the interest rates associated with the Company’s floating rate derivative and debt instruments would have an immaterial effect on the Company’s financial position and results of operations.
The Company has exposure to commodity prices in many businesses, particularly brass, nickel, resin, aluminum, copper, zinc, steel, and energy used in the production of finished goods. Generally, commodity price exposures are not hedged with derivative financial instruments, but instead are actively managed through customer product and service pricing actions, procurement-driven cost reduction initiatives and other productivity improvement projects.
Fluctuations in the fair value of the Company’s common stock affect domestic retirement plan expense as discussed below in the Employee Stock Ownership Plan section of MD&A. Additionally, the Company has $54 million of liabilities as of January 3, 2015 pertaining to unfunded defined contribution plans for certain U.S. employees for which there is mark-to-market exposure.
The assets held by the Company’s defined benefit plans are exposed to fluctuations in the market value of securities, primarily global stocks and fixed-income securities. The funding obligations for these plans would increase in the event of adverse changes in the plan asset values, although such funding would occur over a period of many years. In 2014, 2013 and 2012, there were $285 million, $102 million and $194 million, respectively, in investment returns on pension plan assets. The Company expects funding obligations on its defined benefit plans to be approximately $94 million in 2015. The Company employs diversified asset allocations to help mitigate this risk. Management has worked to minimize this exposure by freezing and terminating defined benefit plans where appropriate.
The Company has access to financial resources and borrowing capabilities around the world. There are no instruments within the debt structure that would accelerate payment requirements due to a change in credit rating.
The Company’s existing credit facilities and sources of liquidity, including operating cash flows, are considered more than adequate to conduct business as normal. Accordingly, based on present conditions and past history, management believes it is unlikely that operations will be materially affected by any potential deterioration of the general credit markets that may occur. The Company believes that its strong financial position, operating cash flows, committed long-term credit facilities and borrowing capacity, and ready access to equity markets provide the financial flexibility necessary to continue its record of annual dividend payments, to invest in the routine needs of its businesses, to make strategic acquisitions and to fund other initiatives encompassed by its growth strategy and maintain its strong investment grade credit ratings.
OTHER MATTERS
Employee Stock Ownership Plan As detailed in Note L, Employee Benefit Plans, the Company has an ESOP under which the ongoing U.S. Core and 401(k) defined contribution plans are funded. Overall ESOP expense is affected by the market value of the Company’s stock on the monthly dates when shares are released, among other factors. The Company’s net ESOP activity resulted in expense of $0.7 million in 2014, $1.9 million in 2013, and $25.9 million in 2012. The decrease in net ESOP expense in 2014 and 2013 is related to the release of 230,032 and 219,900 shares, respectively, of unallocated stock triggered by an additional contribution to the ESOP, which was used by the ESOP to make an additional payment on the associated loan as more fully discussed in Note L, Employee Benefit Plans. ESOP expense could increase in the future if the market value of the Company’s common stock declines.
CRITICAL ACCOUNTING ESTIMATES — Preparation of the Company’s Consolidated Financial Statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Significant accounting policies used in the preparation of the Consolidated Financial Statements are described in Note A, Significant Accounting Policies. Management believes the most complex and sensitive judgments, because of their significance to the Consolidated Financial Statements, result primarily from the need to make estimates about the effects of matters with inherent uncertainty. The most significant areas involving management estimates are described below. Actual results in these areas could differ from management’s estimates.
ALLOWANCE FOR DOUBTFUL ACCOUNTS — The Company’s estimate for its allowance for doubtful accounts related to trade receivables is based on two methods. The amounts calculated from each of these methods are combined to determine the total amount reserved. First, a specific reserve is established for individual accounts where information indicates the customers may have an inability to meet financial obligations. In these cases, management uses its judgment, based on the surrounding facts and circumstances, to record a specific reserve for those customers against amounts due to reduce the receivable to the amount expected to be collected. These specific reserves are reevaluated and adjusted as additional information is received. Second, a reserve is determined for all customers based on a range of percentages applied to receivable aging categories. These percentages are based on historical collection and write-off experience.
If circumstances change, for example, due to the occurrence of higher than expected defaults or a significant adverse change in a major customer’s ability to meet its financial obligation to the Company, estimates of the recoverability of receivable amounts due could be reduced.
INVENTORIES - LOWER OF COST OR MARKET, SLOW MOVING AND OBSOLETE — Inventories in the U.S. are predominantly valued at the lower of LIFO cost or market, while non-U.S. inventories are valued at the lower of FIFO cost or market. The calculation of LIFO reserves, and therefore the net inventory valuation, is affected by inflation and deflation in inventory components. The Company ensures all inventory is valued at the lower of cost or market, and continually reviews the carrying value of discontinued product lines and stock-keeping-units (“SKUs”) to determine that these items are properly valued. The Company also continually evaluates the composition of its inventory and identifies obsolete and/or slow-moving inventories. Inventory items identified as obsolete and/or slow-moving are evaluated to determine if write-downs are required. The Company assesses the ability to dispose of these inventories at a price greater than cost. If it is determined that cost is less than market value, cost is used for inventory valuation. If market value is less than cost, the Company writes down the related inventory to that value. If a write down to the current market value is necessary, the market value cannot be greater than the net realizable value, or ceiling (defined as selling price less costs to sell and dispose), and cannot be lower than the net realizable value less a normal profit margin, also called the floor. If the Company is not able to achieve its expectations regarding net realizable value of inventory at its current value, further write-downs would be recorded.
GOODWILL AND INTANGIBLE ASSETS — The Company acquires businesses in purchase transactions that result in the recognition of goodwill and intangible assets. The determination of the value of intangible assets requires management to make estimates and assumptions. In accordance with ASC 350-20, “Goodwill,” acquired goodwill and indefinite-lived intangible assets are not amortized but are subject to impairment testing at least annually and when an event occurs or circumstances change that indicate it is more likely than not an impairment exists. Definite-lived intangible assets are amortized and are tested for impairment when appropriate. Goodwill represents costs in excess of fair values assigned to the underlying net assets of acquired businesses. The Company reported $7.276 billion of goodwill, $1.593 billion of indefinite-lived trade names and $1.159 billion of definite-lived intangibles at January 3, 2015.
Management tests goodwill for impairment at the reporting unit level. A reporting unit is an operating segment as defined in ASC 280, “Segment Reporting,” or one level below an operating segment (component level) as determined by the availability of discrete financial information that is regularly reviewed by operating segment management or an aggregate of component levels of an operating segment having similar economic characteristics. If the carrying value of a reporting unit (including the value of goodwill) is greater than its fair value, an impairment may exist. An impairment charge would be recorded to the extent that the recorded value of goodwill exceeded the implied fair value.
As required by the Company’s policy, goodwill and indefinite-lived trade names were tested for impairment in the third quarter of 2014. Beginning in 2013, the Company adopted ASU 2011-08, “Intangibles - Goodwill and Other (Topic 350): Testing Goodwill for Impairment,” for its goodwill impairment testing. ASU 2011-08 permits companies to first assess qualitative factors to determine whether it is more-likely-than-not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step quantitative goodwill impairment test. Under the two-step quantitative goodwill impairment test, the fair value of the reporting unit is compared to its respective carrying amount including goodwill. If the fair value exceeds the carrying amount, then no impairment exists.  If the carrying amount exceeds the fair value, further analysis is performed to assess impairment. Such tests are completed separately with respect to the goodwill of each of the Company’s reporting units. Accordingly, the Company applied the qualitative assessment for three of its reporting units, while performing the two-step quantitative test for the remaining two reporting units. Based on the results of the annual 2014 impairment testing, the Company determined that the fair values of each of its reporting units exceeded their respective carrying amounts.
In performing the qualitative assessment, the Company identified and considered the significance of relevant key factors, events, and circumstances that could affect the fair value of each reporting unit. These factors include external factors such as macroeconomic, industry, and market conditions, as well as entity-specific factors, such as actual and planned financial performance. The Company also assessed changes in each reporting unit's fair value and carrying value since the most recent date a fair value measurement was performed. As a result of the qualitative assessments performed, the Company concluded that it is more-likely-than-not that the fair value of each reporting unit exceeded its respective carrying value and therefore, no additional quantitative impairment testing was performed.
With respect to the two-step quantitative tests, the Company assessed the fair value of the two reporting units using a discounted cash flow valuation model, which is consistent with previous goodwill impairment tests. The key assumptions applied to the cash flow projections were discount rates, which ranged from 8.5% to 9.0%, near-term revenue growth rates over the next five years, which ranged from 0% to 7%, and a perpetual growth rate of 3.5%. These assumptions contemplated business, market and overall economic conditions. Management performed sensitivity analyses on the fair values resulting from the discounted cash flows valuation utilizing more conservative assumptions that reflect reasonably likely future changes in the discount rates and perpetual growth rate in each of the reporting units. The discount rates were increased by 100 basis points with no impairment indicated. The perpetual growth rate was decreased by 150 basis points with no impairment indicated.
The fair values of indefinite-lived trade names were also assessed using a discounted cash flow valuation model. The key assumptions used included discount rates, royalty rates, and perpetual growth rates applied to the projected sales. Based on these quantitative impairment tests, the Company determined that the fair values of the indefinite-lived trade names exceeded their respective carrying amounts.

In the event that the Company’s operating results in the future do not meet current expectations, management, based upon conditions at the time, would consider taking restructuring or other actions as necessary to maximize profitability. Accordingly, the above sensitivity analyses, while a useful tool, should not be used as a sole predictor of impairment. A thorough analysis of all the facts and circumstances existing at that time would need to be performed to determine if recording an impairment loss would be appropriate.
DEFINED BENEFIT OBLIGATIONS — The valuation of pension and other postretirement benefits costs and obligations is dependent on various assumptions. These assumptions, which are updated annually, include discount rates, expected return on plan assets, future salary increase rates, and health care cost trend rates. The Company considers current market conditions, including interest rates, to establish these assumptions. Discount rates are developed considering the yields available on high-quality fixed income investments with maturities corresponding to the duration of the related benefit obligations. The Company’s weighted-average discount rates for the United States and international pension plans were 3.75% and 3.25%, respectively, at January 3, 2015. The Company’s weighted-average discount rate for the United States and international pension plans was 4.50% and 4.00%, respectively at December 28, 2013. As discussed further in Note L, Employee Benefit Plans, the Company develops the expected return on plan assets considering various factors, which include its targeted asset allocation percentages, historic returns, and expected future returns. The Company’s expected rate of return assumptions for the United States and international pension plans were 7.00% and 5.75%, respectively, at January 3, 2015. The Company will use a 5.90% weighted-average expected rate of return assumption to determine the 2015 net periodic benefit cost. A 25 basis point reduction in the expected rate of return assumption would increase 2015 net periodic benefit cost by approximately $5 million, pre-tax.
The Company believes that the assumptions used are appropriate; however, differences in actual experience or changes in the assumptions may materially affect the Company’s financial position or results of operations. To the extent that actual (newly measured) results differ from the actuarial assumptions, the difference is recognized in accumulated other comprehensive income, and, if in excess of a specified corridor, amortized over future periods. The expected return on plan assets is determined using the expected rate of return and the fair value of plan assets. Accordingly, market fluctuations in the fair value of plan assets can affect the net periodic benefit cost in the following year. The projected benefit obligation for defined benefit plans exceeded the fair value of plan assets by $781 million at January 3, 2015. This projected benefit obligation reflects the adoption of new mortality tables used for the Company's US pension and post-retirement plans. A 25 basis point reduction in the discount rate would have increased the projected benefit obligation by approximately $103 million at January 3, 2015. The primary Black & Decker U.S pension and post employment benefit plans were curtailed in late 2010, as well as the only material Black & Decker international plan, and in their place the Company implemented defined contribution benefit plans. The vast majority of the projected benefit obligation pertains to plans that have been frozen; the remaining defined benefit plans that are not frozen are predominantly small domestic union plans and those that are statutorily mandated in certain international jurisdictions. The Company recognized $16 million of defined benefit plan expense in 2014, which may fluctuate in future years depending upon various factors including future discount rates and actual returns on plan assets.
ENVIRONMENTAL — The Company incurs costs related to environmental issues as a result of various laws and regulations governing current operations as well as the remediation of previously contaminated sites. Future laws and regulations are expected to be increasingly stringent and will likely increase the Company’s expenditures related to environmental matters.
The Company’s policy is to accrue environmental investigatory and remediation costs for identified sites when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. The amount of liability recorded is based on an evaluation of currently available facts with respect to each individual site and includes such factors as existing technology, presently enacted laws and regulations, and prior experience in remediation of contaminated sites. The liabilities recorded do not take into account any claims for recoveries from insurance or third parties. As assessments and remediation progress at individual sites, the amounts recorded are reviewed periodically and adjusted to reflect additional technical and legal information that becomes available.

As of January 3, 2015, the Company had reserves of $177.3 million for remediation activities associated with Company-owned properties as well as for Superfund sites, for losses that are probable and estimable. The range of environmental remediation costs that is reasonably possible is $135.7 million to $268.9 million which is subject to change in the near term. The Company may be liable for environmental remediation of sites it no longer owns. Liabilities have been recorded on those sites in accordance with this policy.

INCOME TAXES — Income taxes are accounted for in accordance with ASC 740, "Accounting for Income Taxes," which requires that deferred tax assets and liabilities be recognized, using enacted tax rates, for the effect of temporary differences between the book and tax bases of recorded assets and liabilities. Deferred tax assets, including net operating losses and capital losses, are reduced by a valuation allowance if it is “more likely than not” that some portion or all of the deferred tax assets will not be realized.

In assessing the need for a valuation allowance, the Company considers all positive and negative evidence including: estimates of future taxable income, considering the feasibility of ongoing tax planning strategies, the realizability of tax loss carry-forwards and the future reversal of existing temporary differences. Valuation allowances related to deferred tax assets can be impacted by changes to tax laws, changes to statutory tax rates and future taxable income levels. In the event the Company were to determine that it would not be able to realize all or a portion of its deferred tax assets in the future, the unrealizable amount would be charged to earnings in the period in which that determination is made. By contrast, if the Company were to determine that it would be able to realize deferred tax assets in the future in excess of the net carrying amounts, it would decrease the recorded valuation allowance through a favorable adjustment to earnings in the period in which that determination is made.

The Company is subject to tax in a number of locations, including many state and foreign jurisdictions. Significant judgment is required when calculating its worldwide provision for income taxes. The Company considers many factors when evaluating and estimating its tax positions and tax benefits, which may require periodic adjustments and which may not accurately anticipate actual outcomes. It is reasonably possible that the amount of the unrecognized benefit with respect to certain of the Company's unrecognized tax positions will significantly increase or decrease within the next 12 months. These changes may be the result of settlement of ongoing audits or final decisions in transfer pricing matters. The Company periodically assesses its liabilities and contingencies for all tax years still subject to audit based on the most current available information, which involves inherent uncertainty. For those tax positions where it is more likely than not that a tax benefit will be sustained, the Company has recorded the largest amount of tax benefit with a greater than 50% likelihood of being realized upon ultimate settlement with a taxing authority under the premise that the taxing authority has full knowledge of all relevant information. For those income tax positions where it is not more likely than not that a tax benefit will be sustained, no tax benefit has been recognized in the financial statements. The Company recognizes interest and penalties associated with uncertain tax positions as a component of income taxes in the Consolidated Statement of Operations. See Note Q, Income Taxes, in the Notes to Consolidated Financial Statements for further discussion.
RISK INSURANCE — To manage its insurance costs efficiently, the Company self insures for certain U.S. business exposures and generally has low deductible plans internationally. For domestic workers’ compensation, automobile and product liability (liability for alleged injuries associated with the Company’s products), the Company generally purchases insurance coverage only for severe losses that are unlikely, and these lines of insurance involve the most significant accounting estimates. While different self insured retentions, in the form of deductibles and self insurance through its captive insurance company, exist for each of these lines of insurance, the maximum self insured retention is set at no more than $5 million per occurrence. The process of establishing risk insurance reserves includes consideration of actuarial valuations that reflect the Company’s specific loss history, actual claims reported, and industry trends among statistical and other factors to estimate the range of reserves required. Risk insurance reserves are comprised of specific reserves for individual claims and additional amounts expected for development of these claims, as well as for incurred but not yet reported claims discounted to present value. The cash outflows related to risk insurance claims are expected to occur over a period of approximately 13 years. The Company believes the liabilities recorded for these U.S. risk insurance reserves, totaling $102 million and $105 million as of January 3, 2015, and December 28, 2013, respectively, are adequate. Due to judgments inherent in the reserve estimation process it is possible the ultimate costs will differ from this estimate.
WARRANTY — The Company provides product and service warranties which vary across its businesses. The types of warranties offered generally range from one year to limited lifetime, while certain products carry no warranty. Further, the Company sometimes incurs discretionary costs to service its products in connection with product performance issues. Historical warranty and service claim experience forms the basis for warranty obligations recognized. Adjustments are recorded to the warranty liability as new information becomes available. The Company believes the $110 million reserve for expected warranty claims as of January 3, 2015 is adequate, but due to judgments inherent in the reserve estimation process, including forecasting future product reliability levels and costs of repair as well as the estimated age of certain products submitted for claims, the ultimate claim costs may differ from the recorded warranty liability. The Company also establishes a reserve for product recalls on a product-specific basis during the period in which the circumstances giving rise to the recall become known and estimable for both company initiated actions and those required by regulatory bodies.
OFF-BALANCE SHEET ARRANGEMENT
SYNTHETIC LEASES — The Company is a party to synthetic leasing programs for certain locations, including one of its major distribution centers, as well as certain U.S. personal property, predominantly vehicles and equipment. The programs qualify as operating leases for accounting purposes, such that only the monthly rent expense is recorded in the Statement of Operations and the liability and value of the underlying assets are off-balance sheet.
These lease programs are utilized primarily to reduce overall cost and to retain flexibility. The cash outflows for lease payments approximate the $1 million of rent expense recognized in fiscal 2014. As of January 3, 2015 the estimated fair value of assets and remaining obligations for these properties were $39 million and $34 million, respectively.

CAUTIONARY STATEMENTS UNDER THE PRIVATE SECURITIES LITIGATION
REFORM ACT OF 1995

Certain statements contained in this Annual Report on Form 10-K that are not historical, including but not limited to those regarding the Company’s ability to: (i) achieve full year 2015 diluted EPS of approximately $5.65 - $5.85 on a GAAP basis (inclusive of $50 million or $0.25 EPS of restructuring charges); (ii) generate at least $1.0 billion of free cash flow for 2015 ; (iii) deliver continued dividend growth; (iv) reduce its basic share count by the share equivalent of up to $1.0 billion worth of shares through 2015; and (v) achieve dependable organic growth in the 4-6% range as well as significantly expand operating margin rates over the next 3-5 years (collectively, the “Results”); are “forward looking statements” and subject to risk and uncertainty.

The Company’s ability to deliver the Results as described above is based on current expectations and involves inherent risks and uncertainties, including factors listed below and other factors that could delay, divert, or change any of them, and could cause actual outcomes and results to differ materially from current expectations. In addition to the risks, uncertainties and other factors discussed elsewhere herein, the risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied in the forward looking statements include, without limitation, those set forth under Item 1A Risk Factors hereto and any material changes thereto set forth in any subsequent Quarterly Reports on Form 10-Q, or those contained in the Company’s other filings with the Securities and Exchange Commission, and those set forth below.

The Company’s ability to deliver the Results is dependent, or based, upon: (i) the Company’s ability to generate organic net sales increase of 3-4% driving approximately $0.45 to $0.55 of EPS accretion in 2015; (ii) the Company’s ability to successfully execute cost actions within Security and other businesses, as well as achieve the anticipated pricing, commodity deflation and synergies from the combination of the CDIY and IAR businesses yielding approximately $0.50 of EPS accretion in 2015; (iii) the Company’s ability to drive an additional $0.09 to $0.12 of EPS accretion from lower average share count due to share repurchases during 2015; (iv) foreign exchange headwinds being approximately $140 million, or $0.70 to $0.75 of EPS in 2015; (v) the Company’s tax rate being relatively consistent with the 2014 rate; (vi) the Company’s ability to limit one-time restructuring charges to approximately $50 million in 2015; (vii) the Company’s ability to capitalize on operational improvements in both Security Europe and North America as well as execute on its divestiture of Security’s operations in Spain and Italy; (viii) the Company’s ability to identify and realize revenue synergies associated with acquisitions; (ix) successful integration of completed acquisitions , as well as integration of existing businesses; (x) the continued acceptance of technologies used in the Company’s products and services; (xi) the Company’s ability to manage existing Sonitrol franchisee and Mac Tools relationships; (xii) the Company’s ability to minimize costs associated with any sale or discontinuance of a business or product line, including any severance, restructuring, legal or other costs; (xiii) the proceeds realized with respect to any business or product line disposals; (xiv) the extent of any asset impairments with respect to any businesses or product lines that are sold or discontinued; (xv) the success of the Company’s efforts to manage freight costs, steel and other commodity costs as well as capital expenditures; (xvi) the Company’s ability to sustain or increase prices in order to, among other things, offset or mitigate the impact of steel, freight, energy, non-ferrous commodity and other commodity costs and any inflation increases and/or currency impacts; (xvii) the Company’s ability to generate free cash flow and maintain a strong debt to capital ratio; (xviii) the Company’s ability to identify and effectively execute productivity improvements and cost reductions, while minimizing any associated restructuring charges; (xix) the Company’s ability to obtain favorable settlement of tax audits; (xx) the ability of the Company to generate earnings sufficient to realize future income tax benefits during periods when temporary differences become deductible; (xxi) the continued ability of the Company to access credit markets under satisfactory terms; (xxii) the Company’s ability to negotiate satisfactory payment terms under which the Company buys and sells goods, services, materials and products; (xxiii) the Company’s ability to successfully develop, market and achieve sales from new products and services; and (xxiv) the availability of cash to repurchase shares when conditions are right, as well as the Company's ability to effectively use equity derivative transactions to reduce the capital requirement associated with share repurchases .

The Company’s ability to deliver the Results is also dependent upon: (i) the success of the Company’s marketing and sales efforts, including the ability to develop and market new and innovative products and solutions in both existing and new markets including emerging markets; (ii) the ability of the Company to maintain or improve production rates in the Company’s manufacturing facilities, respond to significant changes in product demand and fulfill demand for new and existing products; (iii) the Company’s ability to continue improvements in working capital through effective management of accounts receivable and inventory levels; (iv) the ability to continue successfully managing and defending claims and litigation; (v) the success of the Company’s efforts to mitigate adverse earnings impact resulting from any cost increases generated by, for example, increases in the cost of energy or significant Euro, Canadian Dollar, Chinese Renminbi or other currency fluctuations; (vi) the geographic distribution of the Company’s earnings; (vii) the commitment to and success of the Stanley Fulfillment System; and

(viii) successful implementation with expected results of cost reduction programs.

The Company’s ability to achieve the Results will also be affected by external factors. These external factors include: challenging global geopolitical and macroeconomic environment; the economic environment of emerging markets, particularly Latin America, Russia and Turkey; pricing pressure and other changes within competitive markets; the continued consolidation of customers particularly in consumer channels; inventory management pressures on the Company’s customers; the impact the tightened credit markets may have on the Company or its customers or suppliers; the extent to which the Company has to write off accounts receivable or assets or experiences supply chain disruptions in connection with bankruptcy filings by customers or suppliers; increasing competition; changes in laws, regulations and policies that affect the Company, including, but not limited to trade, monetary, tax and fiscal policies and laws; the timing and extent of any inflation or deflation; the impact of poor weather conditions on sales; currency exchange fluctuations; the impact of dollar/foreign currency exchange and interest rates on the competitiveness of products and the Company’s debt program; the strength of the U.S. and European economies; the extent to which world-wide markets associated with homebuilding and remodeling stabilize and rebound; the impact of events that cause or may cause disruption in the Company’s supply, manufacturing, distribution and sales networks such as war, terrorist activities, and political unrest; and recessionary or expansive trends in the economies of the world in which the Company operates. The Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date hereof.
Unless required by applicable federal securities laws, the Company undertakes no obligation to publicly update or revise any forward looking statements to reflect events or circumstances that may arise after the date hereof. Investors are advised, however, to consult any further disclosures made on related subjects in the Company's reports filed with the Securities and Exchange Commission.
In addition to the foregoing, some of the agreements included as exhibits to this Annual Report on Form 10-K (whether incorporated by reference to earlier filings or otherwise) may contain representations and warranties, recitals or other statements that appear to be statements of fact. These agreements are included solely to provide investors with information regarding their terms and are not intended to provide any other factual or disclosure information about the Company or the other parties to the agreements. Representations and warranties, recitals, and other common disclosure provisions have been included in the agreements solely for the benefit of the other parties to the applicable agreements and often are used as a means of allocating risk among the parties.
Accordingly, such statements (i) should not be treated as categorical statements of fact; (ii) may be qualified by disclosures that were made to the other parties in connection with the negotiation of the applicable agreements, which disclosures are not necessarily reflected in the agreement or included as exhibits hereto; (iii) may apply standards of materiality in a way that is different from what may be viewed as material by or to investors in or lenders to the Company; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement and are subject to more recent developments. Accordingly, representations and warranties, recitals or other disclosures contained in agreements may not describe the actual state of affairs as of the date they were made or at any other time and should not be relied on by any person other than the parties thereto in accordance with their terms. Additional information about the Company may be found in this Annual Report on Form 10-K and the Company's other public filings, which are available without charge through the SEC's website at http://www.sec.gov.